FILED: 08/25/2005
CID: 2005-00498503
WY Secretary of State

ARTICLES OF INCORPORATION

Wyoming Secretary of State
The Capitol Building, Room 110
200 W. 24th Street
Cheyenne, WY 82002-0020

Phone (307) 777-7311/7312
Fax (307) 777-5339
E-mail: corporations@state.wy.us

1. Corporate name Western Interior Oil & Gas Corporation

2. Registered agent name Timothy J. McCutcheon

3. Address of registered agent *(must be a Wyoming street address which is identical to the registered agent's business office; must include street address, city, state and zip code; no post office boxes or mail drop boxes.)*

   642 North Glenn Road

   Casper, Wyoming 82601

4. The mailing address where correspondence and annual report forms can be sent:

   642 North Glenn Road

   Casper, Wyoming 82601

RECEIVED WYOMING SECRETARY OF STATE 2005 AUG 25 AM 10 12

5. Number and class of shares the corporation will have the authority to issue:

   The Corporation will have the authority to issue an unlimited number of shares

   Number and class of shares which are entitled to receive the net assets upon dissolution:

   same as above

6. Incorporators *(list names and addresses of each incorporator)*:

   Timothy J. McCutcheon, 2016 Luker Drive, Casper, Wyoming 82609

7. Execution *(all incorporators must sign)*

Printed Name	Signature	Date
Timothy J. McCutcheon	[signature]	1/25/05

8. Contact name — Daytime Phone Number

Timothy J. McCutcheon — 307-234-7192

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Filing Fee: ***$100.00***

Instructions:

1. Make check payable to Secretary of State.
2. Articles must be accompanied by a written consent to appointment executed by the registered agent.
3. An official certificate of incorporation or a certificate of existence may be obtained for an additional $10.00 fee. Please indicate which certificate you are requesting.